Exhibit 7.1

EXHIBIT 7.1 SELECTED RATIOS’ CALCULATION

EXHIBIT 7.1 SELECTED RATIOS’ CALCULATION	INDEX	Dec-2014	Dec-2013	Dec-2012	Dec-2011	Dec-2010
		(COP million )
Net interest income	(1)	6,104,821	5,008,558	4,767,023	3,903,588	3,389,059
Total Interest Earning Assets	(2)	107,810,164	91,438,678	73,406,938	63,290,028	53,096,650
Total Average Assets	(3)	133,721,000	110,777,484	88,656,613	75,759,824	63,355,081
Total Average Stockholders’ Equity	(4)	15,033,710	11,874,312	10,655,007	8,228,194	7,287,936
Operating Expenses	(5)	5,562,453	4,639,280	4,162,382	3,606,348	3,098,479
Net Income	(6)	1,878,721	1,515,127	1,702,046	1,663,894	1,436,494
Total Assets	(7)	148,724,861	130,816,241	97,916,380	85,463,020	68,095,156
Net Operating, Income	(8)	9,494,071	7,765,039	7,407,160	6,263,409	5,505,029
Total Stockholders' Equity	(9)	16,817,354	12,492,846	11,606,955	8,993,360	7,947,140
Loans	(10)	107,553,547	89,459,542	69,988,679	61,388,428	48,601,090
Non-Performing Loans	(11)	2,002,347	1,630,027	1,228,327	930,540	928,759
Allowance for Loans and Accrued Interest Losses	(12)	4,817,102	4,129,275	3,303,665	2,856,226	2,548,165
Loans Classified as “C”, “D” y “E”	(13)	4,273,028	3,677,946	2,769,194	2,347,201	2,098,105
Technical Capital	(14)	16,743,683	11,331,614	13,764,690	9,675,140	9,017,449
Risk Weighted Assets included Market Risk	(15)	126,020,585	106,826,579	87,262,916	77,651,097	61,449,661

SELECTED RATIOS:
Colombian GAAP:
Profitability Ratios:
Net Interest Margin	(1) / (2)	5.66%	5.48%	6.49%	6.17%	6.38%
Return on Average Total Assets	(6) / (3)	1.40%	1.37%	1.92%	2.20%	2.27%
Return on Average Stockholders’ Equity	(6) / (4)	12.50%	12.76%	15.97%	20.22%	19.71%

Efficiency Ratio:
Operating Expenses as a Percentage of Interest, Fees Services and Other Operating Income	(5) / (8)	58.59%	59.75%	56.19%	57.58%	56.28%

Capital Ratios:
Period-end Stockholders’ Equity as a Percentage of Period-end Total Assets	(9) / (7)	11.31%	9.55%	11.85%	10.52%	11.67%
Period-end Regulatory Capital as a Percentage of Period-end Risk-Weighted Assets	(14) / (15)	13.29%	10.61%	15.77%	12.46%	14.67%

Credit Quality Data:
Non-Performing Loans as a Percentage of Total Loans	(11) / (10)	1.86%	1.82%	1.76%	1.52%	1.91%
"C", "D" and "E" Loans as a Percentage of Total Loans	(13) / (10)	3.97%	4.11%	3.96%	3.82%	4.32%
Allowance for Loan and Accrued Interest Losses as a Percentage of Non-Performing Loans	(12) / (11)	240.57%	253.33%	268.96%	306.94%	274.36%
Allowance for Loan and Accrued Interest Losses as a Percentage of "C", "D" and "E" Loans	(12) / (13)	112.73%	112.27%	119.30%	121.69%	121.45%
Allowance for Loan and Accrued Interest Losses as a Percentage of Total Loans	(12) / (10)	4.48%	4.62%	4.72%	4.65%	5.24%